Exhibit 10.3

THIRD PARTY

SECURITY AGREEMENT
(RadView Software Ltd.)

This Third Party Security Agreement (this “Agreement”) is made and entered into as of this May 25, 2005 by and between RADVIEW SOFTWARE LTD., a company registered with the Israeli Registrar of Companies under number 51-1627952 (“Guarantor”), and COMERICA BANK (the “Lender”).

RECITALS

The Lender proposes to enter into a credit facility with RADVIEW SOFTWARE, INC. (“Borrower”), pursuant to a certain Loan and Security Agreement dated May 25, 2005, as amended from time to time (the “Loan Agreement”). Guarantor expects to derive economic benefit from Lender doing so and dealing with Borrower in accordance with the Loan Agreement, and has entered into an Unconditional Guaranty with the Lender of even date herewith with respect to the present and future obligations of Borrower to Lender (as amended from time to time, the “Guaranty”), a copy of which is attached hereto as Exhibit A. Guarantor wishes to secure performance and payment of all its obligations to Lender under the Guaranty, under the Loan Agreement and under any of the Loan Documents (as defined in the Loan Agreement) (together the “Guarantor’s Obligations”), with certain of its assets. In addition, Guarantor has entered into a Share Pledge Agreement with the Lender of even date herewith with respect to its right, title and interest to all the equity securities in each of the Parent Subsidiaries (the “Share Pledge Agreement”), which also secures performance of the Guarantor Obligations.  All terms used without definition in this Agreement (including the exhibits to this Agreement) shall have the meaning assigned to them in the Loan Agreement. Notwithstanding the above and the definitions set forth in the Loan Agreement, the term “Material Adverse Effect”, as used herein, shall relate to the Guarantor and the Parent Subsidiaries as a whole and shall also include the ability of Guarantor to perform the Guarantor Obligations. The term “Change in Control”, as used herein, shall relate to Guarantor as opposed to the Borrower.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of the Guarantor Obligations, Guarantor hereby represents, warrants, covenants and agrees as follows:

1.             Grant of Security Interests.  To secure all of the Guarantor’s Obligations, Guarantor grants to the Lenders the following security interests:

(a)           subject to Section 1(d)(i), a first priority fixed charge on all of Guarantor’s right, title and interest to and under its Intellectual Property Collateral (including without limitation those Copyrights, Patents and Trademarks listed on Exhibit B  hereto and including without limitation all proceeds thereof (such as, by way of example but not by way of limitation, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all re-issues, divisions continuations, renewals, extensions and continuations-in-part thereof (together “Fixed IP Charge”);

(b)           subject to Section 1(d)(ii), a first priority fixed charge (subject only to the prior security interests of: (i) Reichmann, Albar and Avis in, collectively, up to $100,000 of cash, and (ii) Bank Hapoalim, in each case securing only those obligations specified in Schedule 2.3 hereto) (“Fixed Bank Account Charge”) on the Guarantor’s bank account at Bank Hapoalim, Branch #610, Account#426990 (the “Bank Account”) and including without limitation all of its cash, investment property, securities, deposit accounts, trust accounts and any other value attributed to the Guarantor and held by Bank Hapoalim in Israel (“Bank Hapoalim”) at the Bank Account or at any other account or deposit box with Bank Hapoalim now or hereinafter acquired (collectively the “Bank Hapoalim Collateral”); and

(c)           a first ranking floating charge (the “Floating Charge”), on all of Guarantor’s rights, titles and interest in all its present and future tangible and intangible assets of any kind whether contingent or absolute relating to the property of the Guarantor described in Exhibit C (collectively, the “Floating Collateral”). For the avoidance of doubt such Collateral shall exclude all assets of the Company with the exception of the following (i) Intellectual Property Collateral, (ii) Collateral (as defined in the Share Pledge Agreement) and (iii) the Bank Hapoalim Collateral, all as further set forth and described in Exhibit C.

(d)           Notwithstanding any other provision of this Agreement or the other Loan Documents: (i) Guarantor’s grant to the Lender of a security interest in the Intellectual Property Collateral shall not prevent Guarantor from granting or restrict Guarantor’s ability to grant, prior to the occurrence of an Event of Default, non-exclusive licenses to the Intellectual Property Collateral to its customers in the ordinary course of business; and (ii) Guarantor’s grant to the Lender of a security interest in the Bank Account shall not prevent Guarantor from withdrawing funds from the Bank Account in the ordinary course of business so long as no Event of Default exists or would result from any such withdrawal.

All Floating Collateral pledged to the Lender in accordance with the terms of this Agreement by way of, Fixed IP Charge, Fixed Bank Account Charge or Floating Charge, shall hereinafter be referred to as the “Charged Collateral”.

2.     Guarantor’s Representations and Warranties.  Except as set forth in the attached Schedules, Guarantor represents and warrants to the Lender, as follows:

2.1           Due Organization and Qualification.  Guarantor is a company duly existing under the laws of the State of Israel and is licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

2.2           Due Authorization; No Conflict; Validity and Enforceability.  The execution, delivery, and performance of this Agreement are within Guarantor’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Guarantor’s Memorandum or Articles of Association, nor will they constitute an event of default under any material agreement by which Guarantor is bound.  Guarantor is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect. This Agreement including but not limited to the creation of the Charged Collateral, shall constitute valid and binding obligations of the Guarantor, enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditor rights in general and subject to general principles of equity).

2.3           Floating Collateral.  Guarantor has rights in or the power to transfer all or any portion of the Floating Collateral, and such Floating Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge.

2.4           Intellectual Property Collateral.  Guarantor is the sole owner of the Intellectual Property Collateral, except for licenses granted by Guarantor to its customers in the ordinary course of business.  To the best of Guarantor’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Guarantor that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.  Guarantor’s rights as a licensee of intellectual property do not give rise to more than 5% of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.  All of the Intellectual Property Collateral that is material to the businesses of either Guarantor or Borrower or that gives rise to more than 5% of either Guarantor’s or Borrower’s gross revenue in any given month from and after the date hereof: (a) was developed after January 1, 2000 without any support or funding from the Israeli Office of the Chief Scientist of the Industry of Ministry and Trade (the “OCS”), (b) is not derived from research and development developed under any program sponsored by the OCS, (c) is freely transferable without regard to any limitations, restrictions, or requirements for approvals or consent from the OCS or any other governmental body, and (d) is not subject to the restrictions set forth under the Israeli law for the Encouragement of Industrial Research and Development, 1984, as amended.

2.5           Litigation.  There are no actions or proceedings pending by or against Guarantor before any court or administrative agency in which an adverse decision would reasonably be expected to have a Material Adverse Effect.

2.6           No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Guarantor and any Parent Subsidiary that are delivered by Guarantor to Lender fairly present in all material respects Guarantor’s consolidated and consolidating financial condition as of the date thereof and Guarantor’s consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or in the consolidating financial condition of Guarantor since the date of the most recent of such financial statements submitted to Lender.

2.7           Solvency, Payment of Debts.  Guarantor is able to pay its debts (including trade debts) as they mature; the fair saleable value of Guarantor’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Guarantor is not left with unreasonably small capital after the transactions contemplated by this Agreement.

2.8           Compliance with Laws and Regulations.  Guarantor has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Guarantor has filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

2.9           Government Consents.  Guarantor has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the execution of this Agreement and for the continued operation of Guarantor’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

3.             Positive Covenants.

3.1           Government Compliance.  Guarantor shall comply, and shall cause each Parent Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each Parent Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

3.2           Registration of Intellectual Property Rights.  Guarantor shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office, the United States Copyright Office and the Israeli Registrar of Patents and Trademarks, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Guarantor, to the extent that Guarantor, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights. Guarantor shall promptly give Lender written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office or Israeli Registrar of Patents and Trademarks, including the date of such filing and the registration or application numbers, if any. Guarantor shall (i) give Lender not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Lender may reasonably request for Lender to maintain its perfection in such intellectual property rights to be registered by Guarantor; (iii) upon the request of Lender, either deliver to Lender or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Lender with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Lender to be filed for Lender to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing. Lender shall execute and deliver such additional instruments and documents from time to time as Lender shall reasonably request to perfect and maintain the perfection and priority of Lender’s security interest in the Intellectual Property Collateral. Guarantor shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Lender in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld. Lender may audit Lender’s Intellectual Property Collateral to confirm compliance with this Section 3.2, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing.  Lender shall have the right, but not the obligation, to take, at Guarantor’s sole expense, any actions that Guarantor is required under this Section 3.2 to take but which Guarantor fails to take, after 15 days’ notice to Guarantor.  Guarantor shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 3.2.

3.3           Perfection of Security Interest.  Guarantor shall execute and deliver such documents as Lender reasonably deems necessary to create, perfect and continue the security interest in any portion of the Charged Collateral.  Notwithstanding the above, by no later then within twenty-one (21) days of the date hereof, Guarantor shall be obligated to file this Agreement, together with the Guaranty, with the Israeli Registrar of Companies and provide Lender said documents together with forms for creating a floating charge stamped to indicate filing with the Israeli Registrar of Companies in the form attached hereto as Exhibit D and a certificate of registration evidencing such filing.

3.4           Insurance of Charged Collateral.  Guarantor, at its expense, shall keep the Charged Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Guarantor’s business is conducted on the date hereof.  Guarantor shall also maintain insurance relating to Guarantor’s ownership and use of the Charged Collateral in amounts and of a type that are customary to businesses similar to Guarantor’s. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to the Lender.  All such policies of property insurance shall contain Lender’s loss payable endorsement, in a form satisfactory to Lender, showing Lender as an additional loss payee thereof and all liability insurance policies shall show Lender, as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Lender before canceling its policy for any reason.  Upon Lender’s request, Guarantor shall deliver to Lender certified copies of such policies of insurance and evidence of the payments of all premiums therefor. If an Event of Default has occurred, all proceeds payable under any such policy shall, at the option of Lender, be payable to Lender to be applied on account of the Guarantor Obligations.

3.5           Records.  Guarantor shall prepare and keep, in accordance with generally accepted accounting principles consistently applied, complete and accurate records regarding any portion of the Charged Collateral, and, if and when requested by the Lender, shall prepare and deliver a complete and accurate schedule of all or any portion of the Charged Collateral in such detail as the Lender may reasonably require.

3.6           Inspection of Guarantor.  Upon reasonable prior notice and at reasonable times during normal business hours, Guarantor hereby authorizes Lender’s officers, employees, representatives and agents to inspect all or any portion of the Charged Collateral and to discuss the Charged Collateral and any books and records related thereto with Guarantor’s officers and employees.

3.7           Fees and Costs.  Guarantor shall pay all reasonable registration fees and expenses, including reasonable attorneys’ fees, incurred by Lender in the preservation, realization, enforcement or exercise of any Lender’s rights under this Agreement.

3.8           Notice to Lender.  Guarantor shall be obligated to provide written notice to Lender of: (i) any litigation or administrative or regulatory proceeding affecting Guarantor where relief requested would reasonably be expected to have a Material Adverse Effect; (ii) any substantial dispute which may exist between Guarantor or any governmental or regulatory authority, which would reasonably be expected to have a Material Adverse Effect; (iii) any change in the location of any of Guarantor’s places of business or any portion of the Charged Collateral at least thirty (30) days in advance of such change, or of the establishment of any new, or the discontinuance of any existing, place of business and (iv) any dispute or default by Guarantor or any other party under any joint venture, partnering, distribution, cross-licensing, strategic alliance, collaborative research or manufacturing, license or similar agreement which would reasonably be expected to have a Material Adverse Effect.

4.             Negative Covenants.  Guarantor shall not:

4.1           Mergers or Acquisitions.  Merge or consolidate, or permit any of its Parent Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Parent Subsidiary (other than Borrower) into another Parent Subsidiary or of a Parent Subsidiary (other than Borrower) into Guarantor), or acquire, or permit any of its Parent Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Guarantor is the surviving entity.

4.2           Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Parent Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Guarantor an obligation to prepay any Indebtedness, except Indebtedness to Lender.

4.3           Encumbrances.  Create, incur, assume or allow any Lien with respect to any Charged Collateral except for Permitted Liens, or covenant to any other Person that Guarantor in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any Charged Collateral.

4.4           Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Guarantor may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Guarantor regardless of whether an Event of Default exists.

4.5           Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any Parent Subsidiaries so to do, other than Permitted Investments or as required under the Guaranty, or maintain or invest any of its property with a Person other than Lender or Lender’s Affiliates or permit any Parent Subsidiary to do so unless such Person has entered into a control agreement with Lender, in form and substance satisfactory to Lender, or suffer or permit any Parent Subsidiary to be a party to, or be bound by, an agreement that restricts such Parent Subsidiary from paying dividends or otherwise distributing property to Guarantor.

5.     Further Assurances. At any time and from time to time, upon the written request of the Lender and at the sole expense of Guarantor, Guarantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (a) to secure all consents and approvals necessary or appropriate for the grant of security interests to the Lender on any Charged Collateral, (b) filing any forms of documentation with the Israeli Registrar of Companies and/or the Registrar of Pledges, as applicable and as necessary with respect to the security interests granted hereby and (c) transferring Charged Collateral to Lender’s possession (if a security interest in such Charged Property can be perfected by possession). Guarantor also hereby authorizes Lender to file any such documents without the signature of Guarantor.  If, after an Event of Default, any amount payable under or in connection with any of the Charged Collateral is or shall become evidenced by any Instrument, such Instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to Lender and delivered to Lender promptly upon Guarantor’s receipt thereof.

6.     Events of Default.  The occurrence of any Event of Default under the Loan Agreement, the failure by Guarantor to perform any of the Guarantor Obligations, the breach of any representation under this Agreement or the Guaranty and the failure to perform any covenant under this Agreement, shall each constitute an “Event of

Default” under this Agreement. For the avoidance of doubt, a “Material Adverse Change” as defined in Section 8.3 of the Loan Agreement shall relate to the Guarantor and the Parent Subsidiaries as a whole.

7.     Remedies on Default.

(a)    Upon the occurrence of an Event of Default, Lenders shall have the right to notify Guarantor of the immediate crystallization of each of the Fixed IP Charge, Fixed Bank Account Charge and Floating Charge, over the Charged Collateral or any part thereof and shall be entitled to adopt all the measures it deems fit in order to recover the funds covered by the Guarantor’s Obligations.

(b)    Upon the occurrence of an Event of Default, the Lender may, as attorney-in-fact of Guarantor  (and, for the purpose hereof, Guarantor irrevocably appoints Lender to be its attorney-in-fact),  sell all or any of the Charged Collateral by public auction or otherwise, by itself or through others, for cash or installments thereof or otherwise, at a price and on such terms as Lender in its sole and absolute discretion shall deem fit, and likewise Lender may of its own accord or through the court or an execution office, realize the Charged Collateral, inter alia, by appointing a receiver or receiver and manager on behalf of Lender, who shall be empowered, inter alia:

(i)            to call in all or any part of the Charged Collateral;

(ii)           to carry on or to participate in the management of the business of Guarantor as it sees fit;

(iii)          to sell or agree to the sale of the Charged Collateral, in whole or in part, to dispose the same or agree to dispose of same in such other manner on such terms as it deems fit; and

(iv)          to make such other arrangement regarding the Charged Collateral or any part thereof as it deems fit.

(c)    All income to be received by the receiver or the manager from the Charged Collateral as well as any proceeds to be received by Lender and/or by the receiver or manager from the sale of the Charged Collateral or any part thereof shall be applied in the following order:

(i)            Firstly, to the discharge of all the costs and expenses incurred and which may be incurred in connection with the collection of the Guarantor Obligations, including the costs and remuneration of the receiver or the manager in such amount as shall be prescribed by the Lender or approved by the court or the execution office and

(ii)           Secondly, to the discharge of the Guarantor Obligations becoming due to Lender on account of interest, damages, commissions, fees, charges and expenses due and becoming due to Lender pursuant to this Agreement.

Should Lender decide to realize securities, bills and other negotiable instruments, then three (3) Business Days’ advance notice regarding the steps that Lender intends to take shall be deemed to be reasonable advance notice for the purpose of Section 19(b) of the Pledges Law, 5727-1967 or any other statutory provisions in substitution therefor.

8.     Power of Attorney. Guarantor hereby appoints Lender, as its attorney-in-fact (i) to prepare, sign and file or record, for Guarantor in Guarantor’s name, any documents, applications for registration and like papers and to take any other action deemed by Lender necessary solely in order to perfect the security interest of the Lender hereunder and (ii) after the occurrence and during the continuance of an Event of Default,  to collect any of the Charged Collateral, and to perform any obligations of Guarantor hereunder, at Guarantor’s expense, but without obligation to do so.

9.     Remedies Cumulative.  Lender’s rights and remedies under this Agreement, the Loan Agreement, Loan Documents, the Guaranty, the Share Pledge Agreement and all other agreements shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Guarantor shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election, or acquiescence by it.  No waiver by Lender shall be effective unless made in a written document signed by Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.

10.   Amendment of Loan Agreement.  Guarantor authorizes Lender, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend, or otherwise change the terms of the Loan Agreement, or any part thereof; (b) take and hold security for the payment of the Loan Agreement, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Lender in its sole discretion may determine.

11.   Insolvency.  If either Guarantor becomes insolvent or if adjudicated bankrupt or files a petition for liquidation, reorganization, arrangement, composition or similar relief under any present or future provision of the Israeli Companies Ordinance (New Version), 1983 or the Israeli Companies Law, 1999 or pursuant to any similar Israeli law or foreign law of another jurisdiction, as applicable, or if such a petition is filed against Guarantor and such petition is not dismissed within 90 days from the date of its filing, and in any such proceeding some or all of any indebtedness or obligations of the Guarantor under the Guaranty are terminated or rejected or any obligation of Guarantor is modified or abrogated, or if Guarantor’s obligations are otherwise avoided for insolvency, bankruptcy or any similar reason, Guarantor agrees that Guarantor’s liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred.  This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Lender upon the insolvency, bankruptcy or reorganization of Guarantor, any other person, or otherwise, as though such payment had not been made.

12.   Notices.  Any notice given by any party hereunder shall be in writing and personally delivered, sent by overnight courier, or sent by facsimile, or other authenticated message, charges prepaid, to the other party’s or parties’ addresses shown on the signature page of this Agreement.  Each party may change the address or facsimile number to which notices, requests and other communications are to be sent by giving written notice of such change to each other party.  Notice given by hand delivery shall be deemed received on the date delivered; if sent by overnight courier, on the next Business Day after delivery to the courier service; and if by facsimile, on the date of transmission.

13.   Choice of Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, without regard to principles of conflicts of law.  Each of Guarantor and Lender hereby submits to the exclusive jurisdiction of the courts located in Tel Aviv and no other court of law in any other district shall have jurisdiction.

14.   General Provisions.

(a)    Guarantor shall cooperate with Lender and execute all documents as may be reasonably necessary to register the charges created hereunder with the Israeli Registrar of Companies and/or Registrar of Pledges and shall bear all stamp taxes with respect to such registrations.

(b)    The amounts being secured hereunder are unlimited in amount and the charges created herein are secured in accordance with terms of the Guaranty and with the Loan Agreement. The charges created hereunder shall be cancelled, and Lender shall promptly execute and provide Guarantor with all documents necessary to release the charges immediately upon the cessation of all Guarantor Obligations and upon the indefeasible payment in full of the Obligations and satisfaction of all Borrower’s obligations under the Loan Agreement and other Loan Documents, and if Lender has no further obligations under its Commitments.

(c)    Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Guarantor without Lender’s prior written consent.

Lender shall have the right without the consent of or notice to Guarantor to assign, sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits hereunder.

(d)    Indemnification.  Guarantor shall defend, indemnify and hold harmless Lender and each of their respective officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with Guarantor’s failure to comply with the terms of this Agreement; and (b) all losses or expenses in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential to Guarantor’s failure to comply with the terms of this Agreement (including without limitation reasonable attorneys fees and expenses), except for losses caused by Lender’s gross negligence or willful misconduct.

(e)    Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

(f)     Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(g)    Entire Agreement; Amendments in Writing; Integration.  This Agreement cannot be amended or terminated orally.  This Agreement, the Loan Agreement, the Guarantee Agreement and the Share Pledge Agreement including all exhibits, schedules and annexes thereto, constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.  The preamble and exhibits hereto constitute an integral part hereof.

(h)    Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

(i)     Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding, any Guarantor Obligations remain outstanding, or Lender has any Commitment to Borrower.  The obligations of Guarantor to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 14(d) shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

“Guarantor”

RADVIEW SOFTWARE LTD.

By:	/s/ CHRISTOPHER DINEEN

Name:	Christopher Dineen
Title:	Chief Financial Officer

Address for Notices:
7 New England Executive Park
Burlington, MA 01803

Facsimile: (781) 238-8875

With a copy to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, NY  10103

Attention: Neil Gold, Esq.

Facsimile: (212) 318-3400

“Lender”

COMERICA BANK

By:	/s/ PAULA J. HOWELL
Name:	Paula J. Howell
Title:	SVP

Address for Notices:

2321 Rosencrans Ave., Suite 5000

El Segundo, CA 90245

Attn: Manager

Facsimile: (310) 297-2290

With a copy to:

100 Federal Street, 28th Floor

Boston, MA 02110

Attn: Chris Lloyd

Facsimile: (617) 757-6310

With an additional copy to:

Yigal Arnon & Co.

One Azrieli Center

46th Floor - Round Tower

Tel-Aviv, Israel 67021

Attn: Simon Weintraub

Facsimile: +972-3-608-7714

EXHIBIT A

TO THIRD PARTY SECURITY AGREEMENT

Form of Guaranty Agreement

EXHIBIT B
TO THIRD PARTY SECURITY AGREEMENT

INTELLECTUAL PROPERTY

Copyrights

Description	Jurisdiction	Registration Number	Registration Date

TestView	U.S. Copyright Office	Tx4221599	11/22/95

Patents

Description	Jurisdiction	Registration/ Application Number	Registration Date

Method of load testing web applications based on performance goal	U.S. Patent & Trademark Office	6,434,513	08/13/02

Trademarks

Description	Jurisdiction	Registration/ Application Number	Registration/ Application Date

Testview	U.S. Patent & Trademark Office	76/527,452	07/03/03

Radview	U.S. Patent & Trademark Office	2,479,424	08/21/01

Webload (stylized letters)	U.S. Patent & Trademark Office	2,104,400	10/07/97

Testview	European Community Trademark Office (OHIM)	3597218	01/02/2004

Testview	Israel	169409	01/01/2004

Testview	Japan	4775379	06/04/2004

Domain Names

radview.com	radview.net	radview.us	radview.org
webload.org	webloadtested.com	netizenbanking.com	radview.co.il

EXHIBIT C

TO THIRD PARTY SECURITY AGREEMENT

COLLATERAL SUBJECT TO THE FLOATING CHARGE

The Floating Collateral includes all Guarantor’s right, title and interest in all its present and future tangible and intangible assets and rights of any kind whether contingent or absolute, relating to all of Guarantor’s right, title and interest in and to the following property, whether now owned or hereafter acquired and wherever located: (a) all Intellectual Property Collateral, (b) all Bank Hapoalim Collateral and (c) all Collateral (as defined in the Share Pledge Agreement).

For the purposes of this Exhibit C, the following definitions shall apply:

“Intellectual Property Collateral” means all of Guarantor’s right, title, and interest in and to the following:

(a)                                        Copyrights, Trademarks and Patents;

(b)                                       Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)                                        Any and all design rights which may be available to Guarantor now or hereafter existing, created, acquired or held;

(d)                                       Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)                                        All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)                                          All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)                                       All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Guarantor connected with and symbolized by such trademarks.

EXHIBIT D

TO THIRD PARTY SECURITY AGREEMENT

Form(s) for Israeli Registrar of Companies